UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Soliciting Material under §240.14a-12

BlueLinx Holdings Inc.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BlueLinx Holdings Inc.
1950 Spectrum Circle, Suite 300
Marietta, Georgia 30067
April 20, 2022
Dear Stockholder:
I am pleased to invite you to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of BlueLinx Holdings Inc. (“BlueLinx”). The meeting will be held at the Hyatt Regency Hotel, 2999 Windy Hill Road, Marietta, Georgia 30067, on Thursday, May 19, 2022, at 11:00 a.m. Eastern Time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, we strongly encourage you to promptly complete, date, sign, and mail the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.
On behalf of the Board of Directors, management, and associates of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.
Very truly yours,
Dwight Gibson
President and Chief Executive Officer

BlueLinx Holdings Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of BlueLinx Holdings Inc. will be held at the Hyatt Regency Hotel, 2999 Windy Hill Road, Marietta, Georgia 30067, on Thursday, May 19, 2022, at 11:00 a.m. Eastern Time, for the following purposes:
1.
to elect six directors to hold office until the 2023 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.
to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year ending December 31, 2022, which we refer to as “fiscal 2022”;

3.
to hold an advisory, non-binding vote to approve the executive compensation described in this proxy statement; and

4.
to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 25, 2022, will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.
The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 and 3.
Your vote is important. Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid reply envelope. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
If it becomes inadvisable to hold the Annual Meeting in person due to public health concerns associated with COVID-19, we will promptly announce any changes to the Annual Meeting via a press release that will be posted to our website and filed with the Securities and Exchange Commission as additional proxy materials. As always, we encourage you to vote your shares prior to the Annual Meeting
By Order of the Board of Directors,

Shyam K. Reddy
April 20, 2022 Atlanta, Georgia	Senior Vice President, Chief Legal and Sustainability Officer, and Corporate Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 19, 2022
BlueLinx Holdings Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.
You may access the following proxy materials as of the date they are first mailed to our stockholders by visiting www.proxyvote.com:
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Notice of 2022 Annual Meeting of Stockholders to be held on Thursday, May 19, 2022;

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Proxy Statement for 2022 Annual Meeting of Stockholders to be held on Thursday, May 19, 2022; and

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Annual Report on Form 10-K for the fiscal year ended January 1, 2022.

These proxy materials are available free of charge and will remain available through the conclusion of the 2022 Annual Meeting of Stockholders. In accordance with SEC rules, the proxy materials on the site are searchable, readable, and printable; and the site does not have “cookies” or other tracking devices that identify visitors.

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” References in this proxy statement to 2022 or fiscal 2022 refer to our current fiscal year, ending December 31, 2022. References in this proxy statement to 2021 or fiscal 2021 refer to the fiscal year ended January 1, 2022. References to 2020 or fiscal 2020 refer to the fiscal year ended January 2, 2021. All fiscal years presented comprise a 52-week year except for 2020 or fiscal 2020 which is comprised of a 53-week year.
Copies of this proxy statement, the accompanying proxy card, and the annual report will first be mailed to stockholders on or about April 20, 2022. The proxy statement and annual report are also available on the Investor Relations page of our website at www.BlueLinxCo.com, and at www.proxyvote.com.
Attending the Annual Meeting
The Annual Meeting will be held at the Hyatt Regency Hotel, 2999 Windy Hill Road, Marietta, Georgia 30067, on Thursday, May 19, 2022, at 11:00 a.m. Eastern Time. For directions to the meeting, please contact our Investor Relations department at (866) 671-5138. Holders of our common stock as of the close of business on March 25, 2022, will be entitled to attend and vote at the meeting.
If it becomes inadvisable to hold the Annual Meeting in person due to public health concerns associated with COVID-19, we will promptly announce changes to the Annual Meeting via a press release that will be posted to our website and filed with the Securities and Exchange Commission as additional proxy materials. As always, we encourage you to vote your shares prior to the Annual Meeting.

i

BLUELINX HOLDINGS INC.
1950 Spectrum Circle, Suite 300
Marietta, Georgia 30067
770-953-7000
GENERAL INFORMATION
Why did I receive this proxy statement?
This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the Annual Meeting of our stockholders to be held on May 19, 2022, and any adjournment or postponement thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at the Hyatt Regency Hotel, 2999 Windy Hill Road, Marietta, Georgia 30067 on Thursday, May 19, 2022, at 11:00 a.m. Eastern Time. This proxy statement and accompanying proxy card are being first sent or given to our stockholders on or about April 20, 2022. Our Form 10-K for the fiscal year ended January 1, 2022, including the financial statements and a list of exhibits, accompanies this proxy statement, as part of our 2021 Annual Report.
If it becomes inadvisable to hold the Annual Meeting in person due to public health concerns associated with COVID-19, we will promptly announce any changes to the Annual Meeting via a press release that will be posted to our website and filed with the Securities and Exchange Commission as additional proxy materials. As always, we encourage you to vote your shares prior to the Annual Meeting.
Who is soliciting my vote?
Our Board is soliciting your vote at the 2022 Annual Meeting of Stockholders of BlueLinx Holdings Inc.
Who is entitled to vote?
Only our stockholders of record at the close of business on March 25, 2022, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting, and vote the shares of our common stock that they held on that date at the meeting, or any adjournment or postponement thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.
Who can attend the meeting?
Only stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.
Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.
What will I vote on?
Three items:
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the election of six directors to our Board;

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the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022 and;

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a non-binding, advisory vote to approve the executive compensation described in this proxy statement.

Will there be any other items of business on the agenda?
We do not expect any other items of business at the meeting. Nonetheless, if an unforeseen matter is raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.
How many votes must be present to conduct business at the meeting?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the annual meeting. As of the Record Date, we had 9,731,459 shares of common stock outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
How do I vote?
You may vote by completing and properly signing the accompanying proxy card and returning it to us. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares and complete and return that proxy in accordance with the instructions therein.
Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation, or a duly executed proxy bearing a later date, with our Corporate Secretary, at our principal executive offices: BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the recommendations of our Board of Directors?
Our Board recommends a vote FOR the election of the nominated directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022, and FOR the approval of the executive compensation of the named executive officers described in this proxy statement.
What vote is required to approve each item?
Election of Directors.    A nominee will be elected as a director if he or she receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the six director nominees receiving the most votes will be elected. Broker non-votes and votes to “withhold authority” for all or some nominees will have no effect on the election of directors.
Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.
Approval on a non-binding, advisory basis, of the compensation of the Company’s named executive officers.    Adoption of the resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, compensation tables, and narrative discussion of this proxy statement, requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.
What if I don’t vote for some or all of the matters listed on my proxy card?
If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:
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FOR the election of each of the director nominees to the Board listed on the proxy card;

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FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022; and

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FOR the approval, on an advisory, non-binding basis, of the executive compensation described in this proxy statement.

How will proxies be solicited?
Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees, and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing, and soliciting proxies.
Is there electronic access to the proxy materials and annual report?
Yes. The materials will be available, as of the date they were first mailed to our stockholders, by visiting www.proxyvote.com. In addition, this proxy statement and our Annual Report on Form 10-K are available on the Investor Relations page of our website at www.BlueLinxCo.com.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING
PROPOSAL 1:
ELECTION OF DIRECTORS
Our Board is currently authorized to have a maximum of seven members, and our Board currently has seven members, each with terms expiring at the Annual Meeting. Our Board, based on the recommendation of our Nominating and Governance Committee and pursuant to our bylaws, nominated Dominic DiNapoli, Kim S. Fennebresque, Dwight Gibson, Mitchell B. Lewis, J. David Smith, and Carol B. Yancey, each a current member of our Board, for re-election at the Annual Meeting. Karel K. Czanderna, a current member of our Board, has not been nominated for re-election at the Annual Meeting. Accordingly, we will have one vacancy on our Board following the Annual Meeting, and the Board will take such action as necessary following the meeting to eliminate the vacancy. On June 7, 2021, our Board appointed Dwight Gibson as a director, effective upon his appointment as President and Chief Executive Officer on that date, for an initial term ending at the Annual Meeting.
Each director elected will hold office until the next annual meeting of stockholders and the election of his or her successor. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. The Board believes each nominee for director will be able to stand for election. In addition, each of the persons nominated for election has agreed to serve if elected. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.
Our Board unanimously recommends a vote FOR each of the following director nominees:
Kim S. Fennebresque	Dwight Gibson
Dominic DiNapoli	J. David Smith
Mitchell B. Lewis	Carol B. Yancey
A nominee will be elected as a director if he or she receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the six director nominees receiving the most votes will be elected. Broker non-votes and votes to “withhold authority” for all or some nominees will have no effect on the election of directors.
Information about Nominees
Information about each nominee for director, including the experience that led the Board to conclude that the nominee should serve as a director of the Company, is set forth below. All the director nominees are currently serving on the Board.
Name	Position
Dominic DiNapoli	Director (since 2016)
Kim S. Fennebresque	Non-Executive Chairman of the Board of Directors (Director since 2013, Chairman since 2016)
Dwight Gibson	President and Chief Executive Officer; and Director (since 2021)
Mitchell B. Lewis	Former President and Chief Executive Officer and Director (since 2014)
J. David Smith	Director (since 2017)
Carol B. Yancey	Director (since 2021)
Dominic DiNapoli, 67, has served as a member of our Board since May 2016. Mr. DiNapoli served as a senior consultant to FTI Consulting, a global business advisory firm, from 2014 until his retirement in December 2019. Before that, he held several positions within that company including Vice Chairman from 2011 through 2014, and Executive Vice President and Chief Operating Officer from 2004 through 2011. From 2002 to 2004, Mr. DiNapoli served as a Senior Managing Director and leader of FTI Consulting’s corporate finance/restructuring practice. From 1998 to 2002, Mr. DiNapoli was a Managing Partner of PricewaterhouseCoopers LLP’s U.S. business recovery services practice.
Mr. DiNapoli’s financial expertise, management advisory expertise, and experience as a public company executive qualify him to serve on, and be a valuable member of, the Board.
Kim S. Fennebresque, 72, has served as a member of our Board since May 2013 and became Chairperson in May 2016. Mr. Fennebresque most recently served as a senior advisor to Cowen Group Inc. (“Cowen”), a financial services company, until December 2020. He previously served as Chairman and Chief Executive Officer of Cowen and its predecessor SG Cowen from 1999 to 2008. Mr. Fennebresque currently serves on the Board of Directors of Ally Financial Inc. (NYSE:ALLY), Albertson’s Stores, Inc. (NYSE:ACI), BAWAG Group, AG (VIE:BG), and served on the Board of Rotor Acquisition Corp. (NYSE:ROT) from October, 2020 to 2021. Mr. Fennebresque served on the Board of Directors of Ribbon Communications (NASDAQ: RBBN) from October 2017 to March 2020, and as Chairman of Dahlman Rose & Co., LLC (“Dahlman”), a financial services company, from 2010 to 2012, and as Chief Executive Officer of Dahlman from July 2011 until August 2012. He has also served as head of the corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Frères & Co. Mr. Fennebresque also held various positions at The First Boston Corporation (now Credit Suisse). He is a graduate of Trinity College and Vanderbilt Law School.
Mr. Fennebresque’s business experience, background in finance, and industry knowledge qualify him to serve on, and be a valuable member of, the Board.
Dwight Gibson, 47, has served as our President and Chief Executive Officer and Director since June 2021. From May 2020 to May 2021, Mr. Gibson served as Chief Commercial Officer at SPX Flow, Inc., a provider of process solutions, having previously led its Food & Beverage and Industrial Segments as President from June 2016 to May 2020. Prior to these roles, Mr. Gibson worked for HVAC manufacturer Ingersoll Rand for 11 years, most recently leading significant growth initiatives as President of Climate Strategic Initiatives for the company’s climate segment. Mr. Gibson holds a Bachelor of Business Administration from Howard University, a Master of Business Administration from Stanford University, and a Master of Science from the London School of Economics. He is a member of the Board of Directors of Interface, Inc., a worldwide commercial flooring company.
Mr. Gibson’s positions as President and CEO of the Company and his previous business experience and background qualify him to serve on, and be a valuable member of, the Board.
Mitchell B. Lewis, 60, has served as our President and Chief Executive Officer from 2014 until his retirement in June 2021, as a senior advisor to the Company’s successor President and Chief Executive Officer through December 2021, and as a Director of the Company since January 2014. Mr. Lewis has held numerous leadership positions in the building products industry since 1992. Mr. Lewis served as a director and as President and Chief Executive Officer of Euramax International, Inc. (the predecessor of OmniMax International, LLC), a building products manufacturer, from February 2008 through November 2013. Mr. Lewis also served Euramax International, Inc. in the roles of Chief Operating Officer, Executive Vice President, and Group Vice President as well as President of its largest subsidiary. Prior to being appointed Group Vice President, Mr. Lewis served as President of Amerimax Building Products, Inc. Prior to 1992, Mr. Lewis served as Corporate Counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions. Mr. Lewis is currently a director of GMS Inc. (NYSE:GMS). Mr. Lewis received a Bachelor of Arts degree in Economics from Emory University, and a Juris Doctor degree from the University of Michigan.
Mr. Lewis’s position as our former Chief Executive Officer, financial expertise, management advisory expertise, and industry experience qualify him to serve on, and be a valuable member of, the Board.
J. David Smith, 73, has served as a member of our Board since May 2017. Mr. Smith served as Chief Executive Officer and President of Euramax International, Inc. (the predecessor of OmniMax International, LLC), beginning in 1996, and served as the Chairman of its board of directors beginning in 2002, until his retirement in 2008. Before joining Euramax, Mr. Smith served as President of Alumax Fabricated Products, Inc. and as an officer of Alumax, Inc. from 1988 to 1996. He began his career serving in numerous senior management roles at Howmet Building Products, Inc. He has also served as a member of the boards of directors of Henry Company since 2017, GMS, Inc. (NYSE:GMS) since 2014, and Commercial Metals Company (NYSE:CMC) since 2004. Mr. Smith served as Chairman of the board of directors of Select Interior Concepts, Inc. (NASDAQ:SIC) from February 2019 until March 2020. Mr. Smith also served as Chairman of the board of directors of both Siamons International, Inc. until 2018, and Nortek, Inc. (NASDAQ:NTK) until 2016, where he also served as interim Chief Executive Officer in 2011. He also previously served as a director of Diversitech, Inc., Houghton International Inc., and Air Distribution Technologies, Inc. until 2014. Mr. Smith has extensive operating and management experience in private and public international metals and building products companies. Mr. Smith received a Bachelor of Arts degree in Political Science from Gettysburg College.
Mr. Smith’s financial expertise, management advisory expertise, and experience as an officer and director of public companies qualify him to serve on, and be a valuable member of, the Board.
Carol B. Yancey, 59, has served as a member of our Board since February 2021. Ms. Yancey is currently the Executive Vice President and Chief Financial Officer of Genuine Parts Company (NYSE:GPC), a global distributor of automotive and industrial parts, and has served in this role since March 2013. She also held the title of Corporate Secretary from 1995 to 2015. From 1991 to 2013, Ms. Yancey served in various leadership and management positions at Genuine Parts, including Senior Vice President of Finance, Vice President, Assistant Corporate Secretary, Director of Shareholder Relations, and Director of Investor Relations. After 31 years with Genuine Parts, she is retiring in May 2022. Prior to joining Genuine Parts, she spent six years in public accounting. She earned a Bachelor of Business Administration in Accounting from the University of Georgia and is a Certified Public Accountant.
Ms. Yancey’s financial expertise, experience as a CPA, experience in the oversight of financial reporting and internal controls, experience in the distribution industry, and experience as an officer of a public company qualify her to serve on, and be a valuable member of, the Board.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for fiscal year 2022. EY has served as our independent registered public accounting firm since June 2021 and audited our consolidated financial statements for fiscal 2021.
While stockholder ratification of the selection of EY as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders. EY has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries.
We expect that representatives of EY will be present at the Annual Meeting to respond to appropriate questions from our stockholders.
Our Board recommends a vote FOR the ratification of EY as our independent registered public accounting firm for fiscal year 2022.
The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of EY as our independent registered public accounting firm for fiscal 2022. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain EY as our independent registered public accounting firm for fiscal 2022.
Change in Accountants
On June 14, 2021, the Audit Committee of the Company replaced BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm, effective immediately. The Company’s decision to change its independent registered public accounting firm to EY occurred following receipt and review of multiple competitive proposals to perform the audit of the Company’s financial statements for the Company’s 2021 fiscal year.
BDO’s reports on the Company’s consolidated financial statements for fiscal 2020 and fiscal 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s 2020 and 2019 fiscal years, and the subsequent interim period through June 14, 2021, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act of 1934, as amended, and the related instructions thereto (“Regulation S-K”), with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also, during the Company’s 2020 and 2019 fiscal years, and the subsequent interim period through June 14, 2021, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto. We previously provided BDO with a copy of the disclosures above and requested BDO furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements, and if not, stating the respects in which it does not agree with the statement made by the Company regarding no disagreements with BDO. BDO agreed with the disclosures above. A copy of BDO’s letter dated June 14, 2021, was filed as Exhibit 16.1 with our Current Report on Form 8-K dated June 17, 2021.

Fees Paid to Independent Registered Public Accounting Firms
The following table presents the fees billed by EY and BDO, as applicable, for professional services for fiscal 2021 and 2020:
	2021	2020
Audit Fees(1)	$1,097,056	$1,310,000
Audit-Related Fees(2)	—	80,000
Tax Fees(3)	—	—
All Other Fees(4)	—	75,000
	$1,097,056	$1,465,000

(1)
For 2021, amounts paid to EY consist of fees and expenses related to audits of our consolidated financial statements, reviews of interim financial statements, and disclosure in filings with the Securities and Exchange Commission. Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also consists of expenses paid in support of our 2021 financial statement audit in addition to fees paid to EY in connection with comfort letter services for our debt offering.

For 2020, amounts paid to BDO consists of fees related to audits of our consolidated financial statements, reviews of interim financial statements, and disclosure in filings with the Securities and Exchange Commission. Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)
Consists of fees in fiscal 2020 related to the Company’s filing of a shelf registration statement on Form S-3 and comfort letters and consents issued in connection with the offering.

(3)
There were no tax fees, which consist of fees for professional services provided for the review of tax returns prepared by the Company; assistance with international tax compliance; or assistance related to the tax impact of proposed and completed transactions in fiscal 2021 and fiscal 2020.

(4)
Consists of $75,000 in permitted advisory fees related to non-assurance services for fiscal 2020.

Pre-Approval of Audit and Non-Audit Services
The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all audit services and non-audit services to be performed for us by our independent registered public accounting firm. All audit and non-audit work described above was pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member are presented to the full Audit Committee at subsequent scheduled meetings.

PROPOSAL 3:
NON-BINDING, ADVISORY VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required pursuant to Section 14A of the Exchange Act, we seek a non-binding, advisory vote from our stockholders to approve the compensation of our executives as described under “Compensation Discussion and Analysis” (“CD&A”) and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. At our 2017 annual meeting of stockholders, our stockholders voted to hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers annually. Accordingly, we presently intend to hold annual say-on-pay votes. At our 2021 annual meeting of stockholders, our stockholders approved our say-on-pay proposal, with over 97% percent of the votes cast (including abstentions) approving the 2020 executive compensation described in our 2021 proxy statement. Based on this strong support from our stockholders, we believe our compensation programs are effectively designed and continue to be aligned with the interests of our stockholders.
As discussed below in the CD&A, our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of our key goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Key elements of our compensation philosophy include:
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Compensation decisions are driven by a pay-for-performance philosophy, which takes into account both performance by the Company and the individual’s impact on that performance;

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Performance is measured against pre-established goals, which we believe enhances our executives’ performance;

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A significant portion of compensation should be variable based on performance; and

•
Total compensation opportunity should be comparable with compensation programs of companies with which we compete for executive talent.

The Compensation Committee periodically reviews and revises our executive compensation programs to assess their appropriateness relative to market practices for similar positions in our industry using data obtained from consultation with Meridian Compensation Partners, LLC (“Meridian”), informal market surveys, various trade group publications, and other publicly available information. In addition, as discussed below in the CD&A, the Compensation Committee continues to closely monitor the COVID-19 pandemic and the potential impacts it may have on our compensation philosophy and programs.
Our Board recommends a vote FOR the following non-binding, advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion, is hereby approved.”
Adoption of the resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the CD&A, compensation tables, and narrative discussion of this proxy statement, requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.

MORE INFORMATION ABOUT THE BOARD OF DIRECTORS
Meetings
Our Board met eight times during 2021. Each incumbent director attended at least 75% of the Board and committee meetings that such director was entitled to attend during 2021. While we do not have a formal attendance policy, all of our directors are expected to attend the Annual Meeting. Mr. Lewis, Mr. Fennebresque, Ms. Czanderna, Ms. Yancey, Mr. DiNapoli, and Mr. Smith attended the 2021 annual meeting of stockholders. Mr. Gibson did not attend because he was not a director when the 2021 annual meeting of stockholders occurred.
Independence
Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC, and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. The Board has determined that all of our directors meet the independence standards promulgated under the listing standards of the NYSE, except for Mr. Gibson, as he is the Company’s President and Chief Executive Officer, and Mr. Lewis, as he is the Company’s former President and Chief Executive Officer. The Board currently is comprised of a majority of independent directors and will continue to be comprised of a majority of independent directors if the six persons nominated by the Board for election as directors are elected.
Board Structure and Risk Oversight
We have separate persons serving as Chairman of the Board and Chief Executive Officer. Kim S. Fennebresque, a non-employee independent director, serves as our Chairman of the Board. Dwight Gibson is our President and Chief Executive Officer. The Chairman of the Board provides general oversight and high-level strategic planning for the Company while the Chief Executive Officer manages the business of the organization with a focus on daily operations as they relate to the Company’s long-term strategy. The Chairman of the Board’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive Board sessions. The Chairman is elected annually by the Board immediately following the Annual Meeting. We believe this structure is appropriate for the Company at this time as it keeps Board leadership separate from operational management.
Our Board monitors our exposure to a variety of risks. Risks may be addressed from time to time by the full Board or by one or more of our Board committees. Senior management is responsible for identifying and managing material risks faced by the Company and periodically reports on such risks to the full Board or to the appropriate committee. Our Audit Committee Charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department, and the independent auditors our major financial and enterprise risk exposures and the steps management has taken to monitor, control, and minimize such exposures. Liquidity risk, credit risk, and risks associated with our debt facilities and cash management are handled primarily by our finance and accounting departments, which provide regular reports to our Audit Committee. The Compensation Committee is responsible for reviewing whether our compensation programs encourage excessive risk taking by senior executive management. The Nominating and Governance Committee is responsible for monitoring risk of fraud and other misconduct by reviewing related-party transactions and waivers to our Code of Ethical Conduct. General business and operational risks are handled primarily by senior executive management and discussed during regular Board meetings as necessary. The Company also has established an enterprise risk committee, comprised of functional area leaders within the Company, which assists the internal audit group with identifying, monitoring, and addressing the Company’s risks.

Committees of the Board of Directors
Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The charter for each of these committees, as currently in effect, may be found on our website, www.BlueLinxCo.com. Additionally, any committee charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. Our Board has also convened a Strategy Committee that has the composition and responsibilities described below. Each of these committees has the right to retain its own legal counsel and other advisors.
The Audit Committee
Our Board established a standing Audit Committee whose purpose is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee met nine times in 2021.
The Audit Committee currently consists of Ms. Yancey (Chairperson), Ms. Czanderna, and Mr. DiNapoli. Based on its review, the Board has affirmatively determined that the directors serving on the Audit Committee have no material relationship with us or are involved in any other matter of any kind that would impair their independence and, therefore, satisfy the requirements to be considered independent under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Following the Annual Meeting, our Board will appoint a director to replace Ms. Czanderna who is both independent and meets the applicable financial literacy requirements. Our Board has determined that Ms. Yancey qualifies as an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC.
The Audit Committee operates pursuant to a written charter. Pursuant to the terms of its written charter, the Audit Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Audit Committee.
The Audit Committee has adopted a procedure to receive allegations related to any fraudulent accounting issues through a toll-free telephone number as set forth in our Code of Ethical Conduct. See “Corporate Governance Guidelines and Code of Ethical Conduct” below.
The Compensation Committee
The purpose of the Compensation Committee is to assist our Board in fulfilling its oversight responsibilities relating to the Company’s compensation and employment benefit plans, policies, and programs. The Compensation Committee establishes, among other things, the compensation of our executive officers. The Compensation Committee also administers our equity incentive programs and establishes the terms of our grants under these plans. The Compensation Committee currently consists of Messrs. Smith (Chairman) and Fennebresque, and Ms. Czanderna. The Compensation Committee met five times during 2021. As discussed above, our Board has affirmatively determined that Messrs. Smith and Fennebresque, and Ms. Czanderna each are independent. Following the Annual Meeting, our Board will appoint another independent director to replace Ms. Czanderna on the committee.
The Compensation Committee has continued to engage Meridian as its independent compensation consultant to serve as an advisor to the Committee on executive and outside director compensation issues and to provide recommendations as to executive and outside director compensation levels. Meridian provided a compensation benchmarking study to the Compensation Committee in 2022. The Compensation Committee has reviewed the benchmarking study and is utilizing this study in making compensation decisions for fiscal 2022. The Committee has evaluated Meridian’s independence as its compensation consultant by considering each of the independence factors adopted by the NYSE and the SEC. Based on such evaluation, the Committee determined that there are no conflicts of interest that would compromise Meridian’s independence.

The Compensation Committee operates pursuant to a written charter. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee, or to executive officers of the Company in compliance with applicable law and stock exchange requirements.
For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” in this proxy statement.
The Nominating and Governance Committee
The purpose of the Nominating and Governance Committee is to assist our Board in fulfilling its oversight responsibilities relating to our director nominations process, as well as developing and maintaining our corporate governance policies. The Nominating and Governance Committee has the authority, among other things, to (1) oversee the composition of the Board and its committees; (2) develop and maintain the Company’s corporate governance policies and related matters, including evaluating any waivers to the Company’s Code of Ethical Conduct; (3) establish and oversee a process for the annual evaluation of the Board and each committee; (4) review and approve or ratify all related-party transactions or relationships involving a Board member or officer of the Company; (5) oversee executive management succession planning; (6) review requests by executive management to serve on outside board of directors of other for-profit companies; (7) identify and communicate to the Board relevant current and emerging corporate and governance trends, issues, and practices, and oversee the continuing education program for directors and the orientation program for new directors; (8) make recommendations regarding director compensation; and (9) oversee the Company’s corporate responsibility programs relating to Environment, Social, and Governance (ESG) matters. The Nominating and Governance Committee operates pursuant to a written charter.
The Nominating and Governance Committee currently consists of Messrs. DiNapoli (Chairman) and Smith, and Ms. Yancey. The Nominating and Governance Committee met four times during fiscal 2021. As discussed above, our Board has determined that Messrs. DiNapoli and Smith, and Ms. Yancey are each independent.
The Strategy Committee
The Strategy Committee was created to serve on an ad hoc basis, at the pleasure of our Board, to provide ongoing oversight and guidance to management and Company representatives with respect to strategies, opportunities, and initiatives in connection with management’s plans for long-term strategic growth and value creation. The current members of the Strategy Committee are Messrs. Lewis (Chairman), Fennebresque and Smith, and Ms. Yancey.
Director Nomination Process
Our Nominating and Governance Committee is responsible for identifying and evaluating director candidates from time to time. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Nominating and Governance Committee encourages all directors, independent or otherwise, to identify potential director nominees. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Nominating and Governance Committee considers relevant.
During the evaluation process, our Nominating and Governance Committee seeks to identify director candidates with the highest personal and professional ethics, integrity, and values. While it has not adopted a formal written diversity policy, in the context of the needs of our Board at any given point in time, our Nominating and Governance Committee intends to seek diversity on the Board. Furthermore, the Nominating and Governance Committee will seek candidates with diverse experience in business, sales, and other matters relevant to a company such as ours. In addition, the Nominating and Governance Committee considers factors that it deems appropriate when selecting director nominees, including, without limitation, independence, education, prominence in their profession, accounting and financial expertise, civic and community relationships, industry knowledge and experience, concern for the interests of our stockholders, an understanding of our business and operations, and industry knowledge and expertise. Additionally, our Nominating and Governance Committee requires that director nominees have sufficient time to devote to our business and affairs.
Stockholders may recommend director candidates for consideration by the Nominating and Governance Committee by submitting the individual’s name, qualifications, and the other information set forth in our bylaws applicable to director nominees by stockholders to our Corporate Secretary. See “Communications with the Board of Directors” below. The Nominating and Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our Corporate Secretary, at our principal executive offices, BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our Corporate Secretary will, as appropriate:
•
Forward the communication to the director to whom it is addressed, or in the case of communications addressed to the Board of Directors generally, to the Chairman;

•
Attempt to handle the inquiry directly where it is a request for information about us; or

•
Not forward the communication if it is primarily commercial in nature, or if it relates to an improper topic.

Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls, or auditing matters should be sent to the Chairperson of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” in this proxy statement, and if they meet such requirements, will be promptly forwarded to the Chairperson of the Nominating and Governance Committee. All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of April 11, 2022 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each person named in the Summary Compensation Table in this proxy statement, (3) all current executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power.
Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. In addition, unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067.
Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a person has a right to acquire beneficial ownership of within 60 days are deemed to be outstanding for the purpose of computing percentage ownership of such owner; hence, restricted stock units that vest within 60 days of April 11, 2022 (and would settle within 30 days of vesting or retirement from the Board as the case may be) are included, as described below. The percentage ownership calculations are based on 9,732,331 shares of our common stock outstanding on April 11, 2022.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
BlackRock, Inc.(1)	647,171	6.65%
Punch & Associates Investment Management, Inc.(2)	641,847	6.60%
The Vanguard Group(3)	502,142	5.16%
Kim S. Fennebresque(4)	105,321	1.08%
Karel K. Czanderna(5)	30,991	*
Dominic DiNapoli(6)	53,743	*
Dwight Gibson(7)	57,720	*
Mitchell B. Lewis(8)	75,127	*
J. David Smith(9)	42,066	*
Carol B. Yancey(10)	3,158	*
Kelly C. Janzen(11)	60,335	*
Shyam Reddy(12)	18,846	*
All executive officers and directors as a group (10 persons)	447,307	4.60%

*
Less than one percent

(1)
Based solely on a Schedule 13G filed with the SEC on February 4, 2022, by BlackRock, Inc. in which it reported that as of December 31, 2021 it had sole voting power over 642,676 of these shares and sole dispositive power over 647,171 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022, by Punch & Associates Investment Management, Inc. (the “Punch Investor”). The address of the business office of the Punch Investor is 7701 France Ave. So., Suite 300, Edina, MN 55435.

(3)
Based solely on a Schedule 13G filed with the SEC on February 9, 2022, by the Vanguard Group in which it reported that as of December 31, 2021 it had shared voting power over 18,970 shares, sole dispositive power over 480,034 shares and shared dispositive power over 22,108 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Mr. Fennebresque’s shares include 102,318 restricted stock units held indirectly through a grantor trust, which are vested and will settle within 30 days of the earlier of his retirement from the Board or ten years from the date of grant, and 3,003 restricted stock units that will vest on May 20, 2022 and settle within 30 days thereafter.
(5)
Ms. Czanderna’s shares include 25,833 restricted stock units which are vested and will settle within 30 days of the earlier of her retirement from the Board or ten years from the date of grant, 2,158 restricted stock units which will vest on May 20, 2022 and settle within 30 days thereafter, and 3,000 shares held by the Karel K. Czanderna Trust.

(6)
Mr. DiNapoli’s shares include 51,585 restricted stock units held indirectly through a family trust, which are vested and will settle within 30 days of the earlier of his retirement from the Board or ten years from the date of grant, and 2,158 restricted stock units which will vest on May 20, 2022 and settle within 30 days thereafter.

(7)
Mr. Gibson’s shares include 57,720 restricted stock units, which vest in early June 2022.

(8)
Mr. Lewis’ shares include 15,553 shares held directly and 59,574 shares held indirectly by a grantor retained annuity trust.

(9)
Mr. Smith’s shares include 31,908 restricted stock units which are vested and will settle within 30 days of the earlier of his retirement from the Board or ten years from the date of grant, and 2,158 restricted stock units which will vest on May 20, 2022 and settle within 30 days thereafter, and 8,000 shares held directly.

(10)
Ms. Yancey’s shares include 2,158 restricted stock units which will vest on May 20, 2022 and settle within 30 days thereafter and 1,000 shares held directly.

(11)
Ms. Janzen’s shares include 24,991 restricted stock units, which vest in early June 2022.

(12)
Mr. Reddy’s shares include 18,846 restricted stock units, which vest in early June 2022.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
In addition to our President and Chief Executive Officer, Dwight Gibson, whose information can be found under Proposal 1: Election of Directors, the following are the executive officers of the Company as of April 11, 2022.
Name	Age	Position
Dwight Gibson	47	President and Chief Executive Officer
Kelly C. Janzen	49	Senior Vice President, Chief Financial Officer, and Treasurer
Shyam K. Reddy	47	Senior Vice President, Chief Legal and Sustainability Officer, and Corporate Secretary
Kevin A. Henry	54	Chief People Officer
Kelly C. Janzen, Senior Vice President, Chief Financial Officer, and Treasurer
Ms. Janzen became our Senior Vice President, Chief Financial Officer, and Treasurer effective April 2020. She served as Principal Accounting Officer through March 2022. Prior to joining the Company, Ms. Janzen had the following experience:
•
WestRock — Senior Vice President and Chief Accounting Officer from August 2017 to April 2020.

•
Baker Hughes — Vice-President, Controller and Chief Accounting Officer from September 2016 to July 2017.

•
McDermott International, Inc. — Vice President of Finance and Chief Accounting Officer from December 2014 to August 2016.

•
General Electric — Distributed Power Controller from April 2013 to December 2014; Global Growth and Operations Controller from August 2011 to April 2013; various roles with GE Healthcare, including Assistant Controller, from April 2004 to August 2011; GE Security Controller from October 2000 to April 2004.

Ms. Janzen earned her Bachelor of Science degree in Accounting from Louisiana State University and is a Certified Public Accountant.
Shyam K. Reddy, Senior Vice President, Chief Legal and Sustainability Officer, and Corporate Secretary
Mr. Reddy became our Senior Vice President, Chief Legal and Sustainability Officer and Corporate Secretary, effective March 2022. Prior to becoming our Chief Legal and Sustainability Officer, Mr. Reddy had the following experience:
•
BlueLinx Holdings Inc. — Senior Vice President, Chief Administrative Officer, and Corporate Secretary from May 2019 to March 2022; from 2019 to February 2022, Mr. Reddy also had responsibility for Corporate Development; Senior Vice President and Chief Transformation Officer from April 2018 to May 2019; Senior Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary from May 2017 to April 2018; Senior Vice President, General Counsel, and Corporate Secretary from June 2015 to May 2017.

•
Euramax International, Inc. (the predecessor of OmniMax International, LLC) — Senior Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary from March 2013 to March 2015.

•
U.S. General Services Administration — Regional Administrator of the Southeast Sunbelt Region from March 2010 to March 2013.

•
Kilpatrick, Townsend & Stockton LLP — Partner, Corporate Law, from January 2009 to March 2010; Associate from August 2000 to December 2008.

Mr. Reddy received a Bachelor of Arts degree in Political Science, and a Master of Public Health degree from Emory University, and also received a Juris Doctor degree from the University of Georgia.

Kevin A. Henry, Chief People Officer
Mr. Henry became our Chief People Officer effective March 1, 2022. Prior to joining the Company, Mr. Henry had the following experience:
•
Extended Stay America — Executive Vice President, Chief of Staff and Chief People Officer from 2021 to 2022; Chief Human Resources Officer and Executive Vice President of Operations Support from 2014 to 2020.

•
Snyder’s-Lance, Inc. — Chief Human Resources Officer, Communications and Diversity Officer from 2010 to 2014.

•
Coca Cola Bottling Co. Consolidated — Chief Human Resources Officer and Assistant to the President from 2001 to 2010.

•
NCI Resource Management (former subsidiary of First Data Corporation) — Chief Human Resources Officer and Equity Partner from 1997 to 2001.

Mr. Henry serves on the Board of Directors of Saia, Inc., a publicly traded logistics and distribution company. He received a Bachelor of Science — Industrial Labor Relations from Cornell University.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of our Board, referred to in this discussion as the Committee, is responsible for reviewing, establishing, and approving the compensation of our named executive officers. The Committee is comprised solely of directors that our Board has determined to be independent under applicable SEC and NYSE listing standards.
For fiscal 2021, our named executive officers were:
•
Dwight Gibson, our President and Chief Executive Officer, hired effective June 7, 2021;

•
Mitchell B. Lewis, our former President and Chief Executive Officer, who retired in June 2021 and served as Senior Advisor to Mr. Gibson through December 2021;

•
Kelly C. Janzen, our Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer; and

•
Shyam K. Reddy, our Senior Vice President, Chief Administrative Officer, Corporate Development, General Counsel, and Corporate Secretary.

The following discussion and analysis, which was reviewed and approved by the Committee, describes the material elements of our executive compensation programs for our named executive officers. This discussion also provides an overview of our executive compensation objectives and results for fiscal 2021 for our named executive officers.
Compensation Policies and Objectives
Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with those of our stockholders through equity ownership and by promoting the attainment of our key goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Our executive compensation program is based on the following principles:
•
Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual’s impact on that performance;

•
Performance is measured against pre-established goals, which we believe enhance our executives’ performance; and

•
Total compensation opportunity should be comparable with compensation programs of companies with which we compete for executive talent.

The Committee periodically reviews our executive compensation programs to assess their appropriateness relative to market practices for similar executive positions in our industry based on data obtained from consultation with independent compensation consultant Meridian Compensation Partners, LLC (“Meridian”), informal market surveys, various trade group publications, and other publicly available information, and revises where appropriate.
At our 2021 annual meeting of stockholders, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding, advisory vote on our executive compensation. More than 97% percent of votes cast (including abstentions) supported our executive compensation policies and practices. During 2021, we reviewed our executive compensation programs in conjunction with business results and stockholder support of our executive compensation program. Following that review, we continue to believe that our executive compensation programs are designed to support the Company and business strategies in concert with our compensation philosophy described above.
Elements of Compensation
During 2021, compensation for our named executive officers consisted of the following five general components:

•
Base salary;

•
Annual performance-based cash awards, sometimes referred to as bonuses;

•
Long-term equity incentive compensation;

•
Defined contribution plan; and

•
Other perquisite and benefit programs.

The compensation structure for each of our named executive officers is consistent with his or her employment agreement, and the appropriate mix and amount of compensation for each named executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee. The Committee may increase any component of compensation provided by an employment agreement to any of our named executive officers. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term, incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.
The Committee reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our Chief Executive Officer presents recommendations and proposals on compensation, which are developed in consultation with our Chief Human Resources Officer (now our Chief People Officer) and other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels, and payout levels for the annual cash bonus program under the Company’s short-term incentive plan (“STIP”), and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Committee considers these recommendations before determining compensation.
Base Salary
Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide a base salary because it is standard in the marketplace and provides a stable component of compensation to encourage retention. Base salaries for named executive officers are generally reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered by the Committee upon a promotion, change in job responsibility, or when otherwise deemed appropriate for equitable or other reasons. The Chief Executive Officer’s base salary was initially established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive and then approves base salary as to the named executive officers.
The following table sets forth the base salaries earned by our named executive officers for fiscal 2021.
Officer	Base Salary ($)
Dwight Gibson(1)	390,385
Mitchell B. Lewis(2)	563,769
Kelly C. Janzen	492,308
Shyam K. Reddy	482,384

(1)
Represents the pro rata portion of Mr. Gibson’s base salary of $725,000 per year.

(2)
Represents Mr. Lewis’ salary under the retirement and transition services agreement. See “Employment Agreements” for a description.

Annual Bonuses
We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual financial performance and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined pursuant to the Company’s STIP. Cash bonuses are designed to:
•
Support our strategic business objectives;

•
Promote the attainment of specific financial goals;

•
Reward achievement of specific performance objectives; and

•
Encourage teamwork.

Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers is a participant in the STIP, and their annual bonuses are subject to adjustment by the Committee, at its discretion, based on the executive’s individual performance and contribution to the Company during the applicable fiscal year. The threshold, target, and maximum bonus percentages for fiscal 2021 for each of the named executive officers as a percentage of each executive’s base salary were as follows:
Officer	Threshold	Target	Maximum
Dwight Gibson	50%	100%	200%
Mitchell B. Lewis	50%	100%	200%
Kelly C. Janzen	40%	80%	160%
Shyam K. Reddy	40%	80%	160%
Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target, and maximum levels, the Committee may consider specific circumstances facing the Company during the applicable fiscal year. For fiscal 2021, 100% of a named executive officer’s potential STIP award was based on corporate earnings before interest, tax, depreciation, and amortization targets, as adjusted for non-cash items and other items that are allowed at the discretion of the Committee (“Adjusted EBITDA”) and return on working capital (“ROWC”), with the two criteria weighted at 50% Adjusted EBITDA and 50% ROWC. These objectives are measured separately against threshold, target, and maximum goals. For fiscal 2021, the threshold, target, and maximum goal were as follows:
Performance Metric	Threshold	Target	Maximum
Adjusted EBITDA(1) (in millions)	$99M	$116M	$232M
ROWC(2)	22.61%	26.60%	53.20%

(1)
Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the operating performance of the Company. Adjusted EBITDA, as we define it, is an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, non-recurring, non-operating items. Adjusted EBITDA is not a presentation made in accordance with GAAP and is not intended to present a superior measure of the financial condition from those determined under GAAP.

(2)
ROWC is calculated as trailing twelve months’ Adjusted EBITDA divided by the sum of the trailing twelve months’ average of accounts receivable plus inventories less accounts payable and bank overdrafts.

At performance metrics equaling Threshold, the executive will earn 50% of their annual bonus target payout. At Target performance metrics, the executive will earn 100% of their annual bonus target payout, and at performance metrics at or above Maximum, the executive will earn 200% of their annual bonus target payout. The Company exceeded Maximum Adjusted EBITDA and ROWC levels during fiscal 2021, with an Adjusted EBITDA of $464.1 million and a ROWC of 76%, which resulted in an overall payout level equal to the payout cap of 200% of target bonus, which was paid in March 2022. The Committee did not make any adjustments to the plan goals or the calculation of performance results due to the pandemic or for any other reason. Based on our financial performance, the named executive officers earned bonus compensation under the Company’s STIP in connection with fiscal 2021 as described in “Compensation of Executive Officers.”
See “Compensation of Executive Officers” for payouts under the STIP for 2021. In connection with his retirement from the Company, Mr. Lewis entered into a retirement and transition services agreement that provided for a prorated STIP payment based on Company performance for fiscal 2021. See “Employment Agreements” for more information.
For fiscal 2022, the Committee established the STIP financial performance objectives for executive officers based on Adjusted EBITDA and ROWC, with the two criteria weighted at 60% Adjusted EBITDA and 40% ROWC.
Long-Term Equity Incentive Plan
The purpose of our Long-Term Equity Incentive Plan, or LTIP, is to provide an incentive to our employees to work towards the achievement of our long-term performance goals. A further purpose of the LTIP is to provide a means through which we may better attract able individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders. The Committee retains the discretion to set the date on which LTIP awards will be made to executives and management and has the discretion to make additional LTIP grants at any time during the year.
In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data, and data from our compensation consultant, and also considers other relevant factors, including the terms of any applicable employment agreement.
On June 7, 2021, our newly hired President and Chief Executive Officer, Dwight Gibson, received a grant of 43,290 time-based restricted stock units, which vests on the first anniversary of the grant, and a separate grant of 43,290 time-based restricted stock units that vest in equal installments on each of the three annual anniversaries of the grant. These awards represented 2022 long-term incentives for our new CEO, as well as additional equity representing a sign-on award to offset outstanding equity awards from his former employer. On June 8, 2021, Ms. Janzen and Mr. Reddy received time-based restricted stock unit awards under our LTIP that will vest in equal installments on each of the three annual anniversaries of the grant. Mr. Lewis received no time-based restricted stock unit awards under the retirement and transition services agreement. While historically equity grants to officers included performance-based restricted stock units, the Compensation Committee elected to grant only time-based restricted stock units in 2021 given the uncertain economic environment due to the COVID-19 pandemic at the time the grants were approved, as well as to provide our new CEO the opportunity to determine appropriate long-term performance objectives. These grants are generally subject to continued service through the applicable vesting dates. The table shows the number of time-based restricted stock units granted to the named executive officers in fiscal 2021.
Officer	Time- Based RSUs
Dwight Gibson	86,580
Mitchell B. Lewis	—
Kelly C. Janzen	9,091
Shyam K. Reddy	8,911
Each restricted stock unit granted to our named executive officers in fiscal 2021 pursuant to our LTIP represents a contingent right to receive one share of BlueLinx Holdings Inc. common stock. The Committee considered the total dollar value of each named executive officer’s award, the uncertain economic environment at the time the grants were approved, and the shares available for grant under the LTIP when approving the grant, and the value of these awards took into account the volatility of the market price of our common stock prior to the date of the grant. Further information on equity ownership can be found below in “Compensation of Executive Officers.”
Defined Contribution Plan
The Company historically provides retirement benefits to the named executive officers under the terms of its tax-qualified 401(k) defined contribution plan, including matching contributions for all salaried employees. The named executive officers participate in the plan on the same terms as our other participating salaried employees, and we believe that these benefits are analogous to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for its executive officers.
Perquisites and Other Personal Benefits
The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market, and consistent with its overall compensation program, to better enable the Company to attract and retain superior employees for key positions. The named executive officers may be provided benefits such as a car allowance, payment of certain club dues, life insurance, an executive physical exam, and reimbursement for relocation expenses, as applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
Costs of the perquisites and personal benefits described above for the named executive officers for fiscal 2021 that meet the threshold established by SEC regulations are included in the 2021 Summary Compensation Table in the “All Other Compensation” column. See “Compensation of Executive Officers.”
Role of Management and Compensation Consultant
The Committee regularly consults with management regarding employee compensation matters, and our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers; however, our Chief Executive Officer does not make a recommendation to the Committee for his own compensation. Mr. Gibson was appointed President and Chief Executive Officer in June 2021. Prior to hiring Mr. Gibson, the Committee consulted with Meridian concerning the compensation package for Mr. Gibson.
The compensation of Mr. Lewis, the former Chief Executive Officer, was primarily established by, and the material terms of his compensation arrangement are reflected in, his employment agreement entered into on January 15, 2014, and amended on June 1, 2018. Upon his retirement in June 2021, his compensation in connection with retirement and transition services through December 31, 2021 were reflected in an agreement described in “Employment Agreements” below.
The Committee also considers market factors in making decisions about our compensation program, and the Committee has the authority to retain independent consultants and other advisors. In this regard, the Committee retained Meridian to periodically advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. In selecting Meridian, the Committee assessed Meridian’s independence, including the potential for conflicts of interests as required by NYSE listing requirements, and concluded that Meridian was independent and free from potential conflicts of interest.
The Committee and the Company periodically discuss compensation issues and solicit compensation advice and data from Meridian. During 2021, Meridian provided the Compensation Committee with market data to assist with establishing compensation for our new CEO. It also provided strategic consulting services with respect to the impact of the COVID-19 pandemic on compensation programs as well as other topics requested by the Committee. The Committee periodically reviews benchmarking studies and external market data from peer companies, and this data is among many of the variables considered by the Committee when making compensation decisions. Although management, our compensation consultant, and other invitees at Committee meetings may participate in discussions and provide input, final decisions on compensation for our named executive officers are solely the responsibility of the Committee.
Employment Agreements
We use employment agreements to attract and/or retain certain named executive officers. We primarily serve the housing and remodeling industries which are historically cyclical industries, and employment agreements have assisted us in attracting and retaining top executive talent by providing some degree of certainty in light of these major industry cycles. In addition, the Committee believes employment agreements have been useful in securing executive talent for the long-term benefit of the Company and our stockholders. The Committee, with assistance from our human resources department and legal counsel, establishes and negotiates the terms of our executive employment agreements. Our executive employment agreements also include confidentiality, non-competition, and non-solicitation provisions, all for the benefit of the Company. Consistent with our compensation philosophy, the employment agreements provide for a significant component of each executive’s annual compensation to be variable, with cash bonuses under our STIP being paid based on Company performance against pre-established financial or operational goals. Additionally, the value of annual equity compensation is determined by our common stock price, so our executives’ interests are aligned with those of our stockholders in this regard.
Employment Agreement with Chief Executive Officer
On April 15, 2021, the Company’s Board of Directors appointed Mr. Dwight Gibson to serve as the Company’s President and Chief Executive Officer, effective June 7, 2021. In connection with his appointment, we entered into an employment agreement with Mr. Gibson dated April 15, 2021, which was amended on June 24, 2021 to make certain technical corrections. Under the employment agreement, Mr. Gibson is entitled to receive an annual base salary of $725,000, and he received a one-time relocation and sign-on bonus in 2021 of $200,000. Mr. Gibson will also participate in the Company’s STIP with an annual cash target bonus opportunity of 100% of his base salary, based upon satisfaction of performance goals and bonus criteria to be defined by the Compensation Committee each fiscal year. Under the employment agreement, Mr. Gibson’s annual cash bonus for 2021 was pro-rated to equal seven-twelfths (7/12) of the actual 2021 bonus performance, with a minimum bonus of $536,000. The employment agreement also provides that Mr. Gibson is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive programs as deemed appropriate by the Compensation Committee.
Under the employment agreement, Mr. Gibson received sign-on equity awards of restricted stock units covering (i) 43,290 shares of the Company’s common stock, which will vest on June 7, 2022, and (ii) 43,290 additional shares of the Company’s common stock, which will vest in three equal installments over a three-year period commencing on June 7, 2021, in each case subject to his continued employment on the date of vesting. These sign-on restricted stock unit grants were contingent on Mr. Gibson’s relocation to the Atlanta, Georgia metropolitan area on or before September 1, 2021, which condition was timely fulfilled by Mr. Gibson. Subsequent annual awards of restricted stock units, if any, are determined in the Compensation Committee’s sole discretion.
The initial term of Mr. Gibson’s employment agreement expires on June 7, 2023, with the agreement automatically extending for successive one-year terms unless the Company provides Mr. Gibson written notice of non-extension at least 90 days’ prior to the expiration of the initial term or any successive term.
If Mr. Gibson’s employment is terminated without “cause” or he resigns for “good reason,” each as described in the employment agreement, Mr. Gibson will be entitled to receive, among other things, a payment equal to two times his annual base salary in effect immediately prior to the termination if the termination occurs after June 1, 2022, any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination occurs, and continued coverage at active employee rates for one year after termination under the Company’s medical and dental plans (or reimbursement of Mr. Gibson’s cost of such coverage). In addition, regardless of whether the termination occurs after June 1, 2022, if Mr. Gibson’s employment is terminated without cause or he resigns for good reason, Mr. Gibson’s unvested time-vested equity awards will automatically vest and all of his unvested performance equity awards will remain outstanding and vest in accordance with their terms and the Company’s actual performance.

If Mr. Gibson’s employment is terminated without cause or he resigns for good reason in connection with, six months prior to, or within 24 months after a change in control of the Company, then he would be entitled to the benefits described in the above paragraph, except that he would be entitled to a payment equal to three times his annual base salary instead of two times his base salary, and to continued medical and dental coverage at active employee rates for 18 months instead of one year (or reimbursement of Mr. Gibson’s cost of such coverage)..
As a condition to receiving the severance payments described above, Mr. Gibson must sign a release of claims against the Company and must comply with the restrictive covenants in his employment agreement, including covenants prohibiting him from disclosing confidential information, soliciting employees, customers, or vendors, or competing with the Company.
Employment and Retirement Agreements with Former Chief Executive Officer
On January 15, 2014, we entered into an employment agreement with Mr. Mitchell B. Lewis, our former President and Chief Executive Officer. The employment agreement provided that Mr. Lewis would receive an initial base salary of $650,000 per year, subject to increase at the discretion of the Committee. Mr. Lewis was also eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 100% of his base salary based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year. The employment agreement also provided that Mr. Lewis would be eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.
Mr. Lewis’s employment agreement was amended as of June 1, 2018, to add a restrictive covenant regarding the solicitation of vendors, which was in addition to the other restrictive covenant obligations already set forth in the employment agreement. On March 22, 2020, in response to the potential adverse economic conditions resulting from the COVID-19 pandemic, Mr. Lewis and the Company entered into a letter agreement pursuant to which Mr. Lewis voluntarily reduced his annual base salary from $850,000 per year to $1 per month for the months of April through July. On August 3, 2020, the Committee rescinded the voluntary reduction and restored Mr. Lewis’s base salary, effective as of August 1, 2020. In addition, the Committee retroactively restored all but 10% of his base salary for the months of April through July 2020, and paid him the restored amount of $225,000 in December 2020.
On April 15, 2021, Mr. Lewis notified the Company of his decision to retire from the position of President and Chief Executive Officer of the Company, effective June 7, 2021. In connection with Mr. Lewis’s retirement, the Company and Mr. Lewis entered into a retirement and transition services agreement (the “retirement agreement”), dated April 15, 2021, pursuant to which, among other things, Mr. Lewis (i) retired as President and Chief Executive Officer of the Company, effective as of June 7, 2021, and (ii) agreed to provide transition services to the Company as a non-executive employee from June 7, 2021 through December 31, 2021. Pursuant to the retirement agreement, the Company agreed to pay Mr. Lewis his then-current annual base salary of $850,000 through June 30, 2021, and $20,000 per month from July 1, 2021 through December 31, 2021. Under the retirement agreement, the Company also agreed to pay Mr. Lewis 50% of the bonus that would have been payable to him under the terms of the Company’s STIP for fiscal 2021 had he remained employed as President and Chief Executive Officer through the end of fiscal 2021. The pro rata bonus amount, if any, would be based on his annual base salary and bonus percentage as of March 31, 2021, and would be paid at the time that the Company’s 2021 annual bonuses are paid to the other STIP participants. The Company also agreed that if Mr. Lewis elects to continue medical and dental coverage under COBRA following his last day of employment, it will pay its portion of the related premiums for up to 18 months.
In addition, under the retirement agreement, the Company agreed that (i) Mr. Lewis’s 2018 and 2019 performance-based restricted stock unit awards will continue to vest and become non-forfeitable in accordance with their terms, even though Mr. Lewis may no longer be employed by the Company at the time such awards vest, (ii) his 2018, 2019 and 2020 time-based restricted stock unit awards that are scheduled to vest in (1) 2021 will continue to vest and become non-forfeitable in accordance with their terms on their scheduled vesting date, and (2) 2022 will vest and become non-forfeitable on the same scheduled vesting date as the time-based restricted stock unit awards vesting in 2021, and (iii) his remaining unvested restricted stock unit awards that would vest after 2022 would be forfeited. Under the retirement agreement, Mr. Lewis also confirmed the continued effectiveness of all existing restrictive covenants applicable to him under his employment agreement, and entered into a general release in favor of the Company.
Employment Agreement with Chief Financial Officer
On March 2, 2020, we entered into an employment agreement with Ms. Kelly C. Janzen, our Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer that became effective on April 13, 2020. The current term of the agreement will expire on April 13, 2022. However, the agreement will automatically renew for successive one-year terms unless 90 days’ prior written notice is given by the Company in advance of the expiration date.
The employment agreement provides that Ms. Janzen will receive an initial base salary of $475,000 per year, subject to increase at the discretion of the Committee. Ms. Janzen received a signing bonus of $50,000 in connection with entering into her employment agreement. Ms. Janzen is also eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 80% of her base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee for each fiscal year. For fiscal 2020, pursuant to her employment agreement, Ms. Janzen’s cash bonus was pro-rated to equal 75% of the actual 2020 bonus performance, with a minimum payout equal to no less than 75% of her 2020 annual bonus target, with such bonus guaranteed to be paid regardless of actual performance if Ms. Janzen was employed by the earlier of the date such bonuses are paid or March 15, 2021. In connection with entry into her employment agreement, Ms. Janzen also received a special equity grant of 13,000 restricted stock units, with 6,500 vesting on February 1, 2021 and the other 6,500 vesting on February 1, 2022. Also pursuant to the employment agreement, if the value of the special equity grant was less than $200,000 as of the grant date, Ms. Janzen would be entitled to an additional cash payment equal to the difference between the grant date value of the restricted stock units and $200,000. As of the grant date, the 13,000 restricted stock units were valued at $59,540, which meant Ms. Janzen was entitled to an additional cash payment of $140,460, which was paid on May 1, 2020. The employment agreement provides that Ms. Janzen is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans. Additionally, pursuant to her employment agreement, Ms. Janzen was entitled to receive an equity grant in fiscal 2020 equal to 100% of her base salary, which was to be made concurrently with awards made to other direct reports of the Chief Executive Officer. On June 8, 2020, Ms. Janzen received a grant of 65,881 time-based restricted stock units in satisfaction of her employment agreement.
If Ms. Janzen’s employment is terminated without “cause” or she resigns for “good reason,” each as described in the employment agreement, Ms. Janzen will be entitled to, among other things, continued payment of Ms. Janzen’s base salary for one year, a payment equal to a pro-rata portion of her annual target bonus for the performance year in which the termination occurs, and continued coverage at active employee rates for one year after termination under the Company’s medical and dental plans (or reimbursement of Ms. Janzen’s cost for such coverage). Ms. Janzen’s time-vested equity awards would be forfeited in accordance with the applicable award agreements.
Under the employment agreement, in the event Ms. Janzen’s employment is terminated without “cause” or she resigns for “good reason” in connection with or within 24 months after a change in control of the Company, then in lieu of the benefits described in the immediately preceding sentence, Ms. Janzen will be entitled to receive, among other things, continued payment of Ms. Janzen’s base salary for two years, a payment equal to a pro-rata portion of her annual target bonus for the performance year in which the termination occurs and continued medical and dental coverage at active employee rates for 18 months after termination (or reimbursement of Ms. Janzen’s cost of such coverage). In addition, in accordance with the terms of each applicable award agreement, Ms. Janzen’s outstanding time-vested equity awards granted in 2020 would immediately vest on the date of termination.
As a condition to receiving the severance payments described above, Ms. Janzen must sign a release of claims against the Company and must comply with the restrictive covenants in her employment agreement, including covenants prohibiting her from disclosing confidential information, soliciting employees, customers, or vendors, or competing with the Company.

Employment Agreement with Chief Legal and Sustainability Officer
On May 3, 2017, we entered into an employment agreement with Mr. Shyam K. Reddy, our now Senior Vice President, Chief Legal and Sustainability Officer, and Corporate Secretary. The current term of the agreement will expire on May 5, 2022. However, the agreement automatically renews for successive one-year terms unless 90 days’ prior written notice is given by the Company in advance of the expiration date of the current or any such renewal term.
The employment agreement provides that Mr. Reddy will receive an initial base salary of $420,000 per year, subject to increase at the discretion of the Committee. The employment agreement also provides that Mr. Reddy is eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with an initial annual bonus potential target of 65% of his base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee for each fiscal year. The employment agreement provides that Mr. Reddy is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.
Mr. Reddy’s employment agreement was amended as of June 1, 2018, to add a restrictive covenant regarding the solicitation of vendors, which was in addition to the other restrictive covenant obligations already set forth in the employment agreement. On March 30, 2020, in response to the potential adverse economic conditions resulting from the COVID-19 pandemic, Mr. Reddy and the Company entered into a letter agreement pursuant to which Mr. Reddy voluntarily reduced his annual base salary by 10% per month for a period of six months beginning on April 1, 2020. Subsequently, the Committee rescinded the voluntary reduction and restored Mr. Reddy’s base salary, effective as of July 1, 2020.
If Mr. Reddy’s employment is terminated without “cause” or he resigns for “good reason,” each as described in the employment agreement, Mr. Reddy will be entitled to, among other things, a payment equal to his annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of his annual target bonus for the performance year in which the termination occurs and continued coverage at active employee rates for up to one year after termination under the Company’s medical and dental plans (or reimbursement of Mr. Reddy’s cost for such coverage). In addition, Mr. Reddy’s time-vested and performance-vested equity awards would be forfeited in accordance with the applicable award agreements.
Under the employment agreement, in the event Mr. Reddy’s employment is terminated without cause or he resigns with good reason in connection with or within 24 months after a change in control of the Company, then in lieu of benefits described in the immediately preceding paragraph, Mr. Reddy will be entitled to receive a payment equal to two times his annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of his annual target bonus for the performance year in which the termination occurs, and continued medical and dental coverage at active employee rates for 18 months (or reimbursement of Mr. Reddy’s cost for such coverage). In addition, in accordance with the terms of each applicable award agreement, generally Mr. Reddy’s outstanding time-vested and performance-vested equity awards granted would immediately vest on the date of termination.
As a condition to receiving the severance payments described above other than accelerated vesting of the equity awards in the change in control context, Mr. Reddy must sign a release of claims against the Company and must comply with the restrictive covenants in his employment agreement, including covenants prohibiting him from disclosing confidential information, soliciting employees or customers, or competing with the Company.
Clawback Provisions
We maintain clawback provisions relating to bonus or incentive-based or equity-based compensation in our employment agreements with our executive officers. Under these clawback provisions, in the event of an accounting restatement as a result of misconduct, the executive must reimburse the Company for certain compensation and profits previously received in the year following the original filing of the restated financial statements.
Risk Analysis of Compensation Program
The Committee has reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that reasonably could have a material adverse effect on the Company.

Because of the difficulty of measuring the risk objectively, the analysis is subjective in nature. After reviewing our compensation program, the Committee believes that the only elements that could incentivize risk taking are the annual cash incentives under the STIP, and awards made under LTIP with payouts dependent on the achievement of certain performance levels by the Company. Since base salaries are fixed, they do not encourage risk taking. The same is true of awards under the LTIP that include only time-based vesting. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, the Committee believes that the Company’s compensation program is appropriately balanced. The Committee believes that the mix of short-term and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains ultimately could jeopardize not only the Company’s ability to meet the long-term performance objectives, but also appreciation in the Company’s stock price. In addition, the Committee believes that the establishment of reasonable performance goals, and the capping of payouts for the performance-based STIP and LTIP compensation components further reduce any risk-taking incentive that may be associated with these compensation elements. As a result, the Committee does not believe that our compensation program incentivizes unreasonable risk taking.
Internal Revenue Code Section 162(m)
In connection with its determination of the various elements of compensation for our executive officers, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code on the deductibility of compensation for federal income tax purposes. Section 162(m) limits the deductibility of compensation paid to $1 million annually for any person who was either the Company’s Chief Executive Officer or Chief Financial Officer at any time during that fiscal year or was one the Company’s three other most highly compensated executive officers for such fiscal year (whether or not employed on the last day of that fiscal year) and any other person who was a covered employee in a previous taxable year (but not earlier than 2017) as determined pursuant to the version of Section 162(m) in effect at that time. Notwithstanding Section 162(m), the Compensation Committee has the discretion to design and implement elements of executive compensation that may not be fully deductible for income tax purposes.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Company’s Annual Report on Form 10-K.
J. David Smith, Chairman
Karel K. Czanderna
Kim S. Fennebresque

COMPENSATION OF EXECUTIVE OFFICERS
2021 SUMMARY COMPENSATION TABLE
The following table sets forth the cash and non-cash compensation for fiscal 2021 and 2020, as applicable, awarded to Mr. Gibson and Mr. Lewis, each of whom served as Chief Executive Officer during 2021, Ms. Janzen, who served as Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer, and Mr. Reddy, who served as Senior Vice President, Chief Administrative Officer, Corporate Development, General Counsel and Corporate Secretary. We refer to these individuals as our “named executive officers.” See” Employment Agreements” for additional information pursuant to agreements with named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Dwight Gibson, President and Chief Executive Officer(2)	2021	390,385	200,000	3,849,347	836,538	7,594	5,283,864
Mitchell B. Lewis, former President and Chief Executive Officer(3)	2021	563,769	—	671,167	850,000	15,022	2,099,958
	2020	797,693	—	898,000	1,633,284	10,510	3,339,487
Kelly C. Janzen, Chief Financial Officer, Treasurer, Senior Vice President and Principal Accounting Officer(4)	2021	492,308	—	404,186	800,000	7,394	1,703,888
	2020	319,712	190,460	651,151	523,521	6,762	1,691,606
Shyam K. Reddy, Chief Administrative Officer, Senior Vice President, General Counsel and Corporate Secretary(5)	2021	482,384	—	396,183	784,176	7,126	1,669,869
	2020	453,375	—	323,280	714,802	7,269	1,498,726

(1)
The amount in this column was calculated in accordance with FASB ASC Topic 718, based on the fair value of the award at the grant date. The awards were granted under the LTIP. The amount for Mr. Lewis in 2021 represents the incremental accounting charge for Mr. Lewis’s time-based restricted stock units that vested early pursuant to his retirement and transition services agreement.Stock awards generally vest in various increments over multi-year periods and are, in some cases contingent on the satisfaction of certain performance conditions. As a result, awards accounted for using the grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.

(2)
Mr. Gibson became President and Chief Executive Officer on June 7, 2021. His employment agreement provides for a base salary of $725,000, and the amount above represents his pro rata salary for 2021. The amount under “Bonus” represents Mr. Gibson’s relocation and sign-on bonus provided under the employment agreement.

Mr. Gibson’s “Non-Equity Incentive Compensation” amount for fiscal 2021 consists of a STIP payment of $836,538 provided for under his employment agreement, which was paid in fiscal 2022.
The amount set forth under “All Other Compensation” for fiscal 2021 includes (i) $6,154, the prorated portion of Mr. Gibson’s auto allowance; and (ii) $1,440 in Company-paid life insurance premiums on behalf of Mr. Gibson.
(3)
Mr. Lewis entered into a retirement and transition services agreement on April 15, 2021. He served as our President and Chief Executive Officer from 2014 until his retirement in June 2021, becoming senior advisor to Mr. Gibson, the Company’s successor President and Chief Executive Officer, through December 2021.

Mr. Lewis’s “Non-Equity Incentive Compensation” amount for fiscal 2021 consists of a STIP payment of $850,000, which was paid in fiscal 2022.
The amount set forth under “All Other Compensation” for fiscal 2021 includes (i) an auto allowance of $3,423, (ii) a club dues allowance of $2,654, (iii) Company-paid life insurance premiums on behalf of Mr. Lewis of $1,695; and (iv) an amount of $7,250 for Company matching contributions to the 401(k) plan.

The amount set forth under “All Other Compensation” for fiscal 2020 includes (i) an auto allowance of $2,538, (ii) a club dues allowance of $3,308, (iii) Company-paid life insurance premiums on behalf of Mr. Lewis of $3,423, (iii) and an amount of $1,240 for Company matching contributions to the 401(k) plan.
(4)
Ms. Janzen’s “Non-Equity Incentive Compensation” amount for fiscal 2021 consists of a STIP payment of $800,000, which was paid in fiscal 2022.

The amount set forth under “All Other Compensation” for fiscal 2021 consists of (i) an immaterial amount of Company-paid life insurance premiums on behalf of Ms. Janzen and (ii) the amount of $7,250 for Company matching contributions to the 401(k) plan.
The amount set forth under “All Other Compensation” for fiscal 2020 includes (i) an immaterial amount of Company-paid life insurance premiums on behalf of Ms. Janzen and the amount of $6,668 for Company matching contribution to the 401(k) plan.
(5)
Mr. Reddy’s “Non-Equity Incentive Compensation” amount for fiscal 2021 consists of a STIP payment of $784,176, which was paid in fiscal 2022.

The amount set forth under “All Other Compensation” for fiscal 2021 includes (i) an immaterial amount of Company-paid life insurance premiums on behalf of Mr. Reddy and (ii) the amount of $6,982 for Company matching contributions to the 401(k) plan.
The amount set forth under “All Other Compensation” for fiscal 2020 includes (i) an immaterial amount of Company-paid life insurance premiums on behalf of Mr. Reddy and (ii) the amount of $7,125 for Company matching contributions to the 401(k) plan.
2021 OUTSTANDING EQUITY AWARDS AT YEAR END
The following table sets forth certain information with respect to unexercised stock options or cash-settled SARs, unvested shares of restricted stock or unvested time-based or performance-based restricted stock units held on January 1, 2022, by each of our named executive officers.
	Option/SAR Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Dwight Gibson(4)	—	—	—	—	86,580	8,290,901	—	—
Mitchell B. Lewis(5)	—	—	—	—	—	—	57,500	5,506,200
Kelly C. Janzen(6)	—	—	—	—	59,511	5,698,773	—	—
Shyam K. Reddy(7)	—	—	—	—	36,786	3,522,627	11,625	1,113,210

(1)
The awards are generally subject to the executive’s continued service with the Company through the applicable vesting dates. See “Payments Upon Certain Events of Termination or Change in Control” below for information regarding any accelerated vesting in connection with these awards.

(2)
The market value of these awards was computed based on the closing price of our common stock on December 31, 2021, of $95.76.

(3)
Consists of performance-based restricted stock units granted on June 7, 2019 (the “performance-based RSUs”). The 2019 performance-based RSUs vest on the date the Compensation Committee determines that the Company has achieved a three-year cumulative Adjusted EBITDA of at least

$360 million over the performance period from the beginning of the Company’s third fiscal quarter of 2019 through the end of the Company’s second fiscal quarter of 2022, generally subject to the executive’s continued service with the Company through the vesting date. See “Payments Upon Certain Events of Termination or Change in Control” below for information regarding any accelerated vesting in connection with these awards.
(4)
Mr. Gibson’s award opportunities consist of time-based restricted stock units covering 43,290 shares, which vest on June 7, 2022 and 43,290 additional shares, which vest in three annual installments commencing on June 1, 2022.

(5)
Mr. Lewis’s award opportunity consists of 57,500 performance-based RSUs.

(6)
Ms. Janzen’s award opportunities consist of 59,511 time-based restricted stock units that vest as follows: 6,500 that vested in February 2022; 43,920 that vest in two equal installments in June 2022 and 2023; and 9,091 that vest in three equal annual installments commencing June 2022.

(7)
Mr. Reddy’s award opportunities consist of 36,786 time-based restricted stock units that vest as follows: 3,875 in June 2022; 24,000 that vest in two equal installments in June 2022 and 2023; and 8,911 that vest in three equal annual installments commencing June 2022. Mr. Reddy’s award opportunity also includes 11,625 performance-based RSUs.

Payments Upon Certain Events of Termination or Change in Control
As described above under “Compensation Discussion and Analysis — Employment Agreements,” our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company in certain circumstances, or certain equity awards may be subject to accelerated vesting in the event of a change in control. Additionally, our named executive officers hold equity awards issued pursuant to our LTIP. Mr. Lewis is not included below because he retired as President and Chief Executive Officer and employee prior to the end of fiscal 2021 pursuant to a retirement and transition services agreement. See “Employment Agreements”.
Termination by the Company “without cause” or by the executive for “good reason”
The following table describes the salary, bonus, continuing medical coverage, and estimated present value of payments, unvested time-based restricted stock units, and unvested performance-based restricted stock units that would have been due to the named executive officers in the event that their employment was terminated by the Company due to a “termination without cause” (as defined in their respective employment agreements) or by the executive for “good reason” (as defined in their respective employment agreements) on January 1, 2022. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table as well as above under “Employment Agreements.”
Name	Salary and Bonus ($)(1)	Continuing Medical Coverage ($)(2)	Value of Time-Based Restricted Stock Units ($)(3)(4)	Value of Performance- Based Restricted Stock Units ($)(3)(5)	Total ($)
Dwight Gibson	—	24,250	8,290,901	—	8,315,151
Kelly C. Janzen	892,308	14,137	—	—	906,445
Shyam K. Reddy	874,472	—	—	—	874,472

(1)
For Ms. Janzen and Mr. Reddy, represents one year of then-current base salary plus the pro-rata portion of the annual target bonus for the performance year in which the termination occurred. If Mr. Gibson’s employment is terminated without “cause” or he resigns for “good reason” he is entitled to receive a payment equal to two times his annual base salary in effect immediately prior to the termination if the termination occurs after June 1, 2022, and any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination occurs.

(2)
Represents the cost of COBRA premiums for such named executive officer (and, if applicable, his or her dependents) to continue participation in the Company’s medical, dental, and vision plans for twelve months following termination of employment. Mr. Reddy does not participate in these plans.

(3)
The value of these awards was computed based on the closing price of our common stock on December 31, 2021, of $95.76.

(4)
Mr. Gibson’s unvested time-based restricted stock units would vest immediately. Ms. Janzen’s and Mr. Reddy’s unvested time-based restricted stock units would be forfeited.

(5)
Mr. Reddy’s unvested performance-based restricted stock units would be forfeited. Neither Mr. Gibson nor Ms. Janzen hold performance-based restricted stock units.

Change in Control
The named executive officers are not entitled to any payments or benefits solely due to the occurrence of a change in control of the Company. Amounts payable upon certain types of termination of employment prior to, in connection with, or within 24 months following, a change in control of the Company are disclosed below under “Termination in connection with a Change in Control.”
Termination in connection with a Change in Control
The following table describes the salary, bonus, continuing medical coverage, and estimated present value of payments, unvested time-based restricted stock units, and unvested performance-based restricted stock units that would have been due to the named executive officers in the event that their employment was terminated by the Company due to a “termination without cause” (as defined in their respective employment agreements) or by the executive for “good reason” (as defined in their respective employment agreements) in connection with a change in control of the Company that occurred on December 31, 2021. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table below as well as under “Employment Agreements.”
Name	Salary and Bonus ($)(1)	Continuing Medical Coverage ($)(2)	Value of Time-Based Restricted Stock Units ($)(3)(4)	Value of Performance- Based Restricted Stock Units ($)(3)(5)	Total ($)
Dwight Gibson	2,175,000	36,374	8,290,901	—	10,502,275
Kelly C. Janzen	1,384,616	21,205	5,698,773	—	7,104,594
Shyam K. Reddy	1,356,856	—	3,522,627	1,113,210	5,992,693

(1)
For Mr. Gibson, represents three times his then-current base salary. For each of Ms. Janzen and Mr. Reddy, represents two times the then-current base salary plus the pro-rata portion of the annual target bonus for the performance year in which the termination occurred.

(2)
Represents the cost of COBRA premiums for such named executive officer (and, if applicable, his or her dependents) to continue participation in the Company’s medical, dental, and vision plans for eighteen months following termination of employment. Mr. Reddy does not participate in these plans.

(3)
The value of these awards was computed based on the closing price of our common stock on December 31, 2021, of $95.76.

(4)
For Mr. Gibson, Ms. Janzen, and Mr. Reddy all time-based restricted stock units would vest immediately upon termination in connection with a change in control.

(5)
For Mr. Reddy, performance-based restricted stock units granted in 2019 would vest in accordance with their terms immediately upon a change in control as if the performance criteria were satisfied based on the greater of target performance or actual performance through the date of the change in control. For purposes of the value of these awards, we assumed the performance criteria were satisfied at target. Neither Mr. Gibson nor Ms. Janzen hold performance-based restricted stock units.

Restrictive Covenants
Any of the Company’s obligations to make cash payments following the termination of employment are contingent upon compliance with certain restrictive covenants contained in employment, severance, retirement or consulting agreements, as applicable. The restrictive covenants for Messrs. Gibson, Lewis, and Reddy and Ms. Janzen prohibit, during periods defined in their applicable agreement and subject to certain limited exceptions, (1) competing with the Company, (2) employing or soliciting Company employees, (3) soliciting Company vendors or customers, (4) interfering with Company relationships with its customers or vendors, and (5) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of one year and soliciting activities for a period of two years following the later of the expiration or termination of employment under the employment agreement.
Other Events of Termination
The agreements for time-based restricted stock units granted in 2019 and 2020 under the LTIP provide for accelerated vesting of a pro-rata portion of the third “tranche” of each such award upon a qualified retirement. In addition, the agreements for performance-based restricted stock units granted in 2019 under the LTIP provide that a pro-rata portion of each such award will be retained by the participant and will vest on its original vesting date, subject to achievement of the applicable performance measures, in connection with a qualified retirement. Generally, a qualified retirement is a retirement in or following a participant’s 60th year of life, following the second anniversary of the grant date of the applicable award, when the participant has completed at least seven years of service with the Company. Retirement by Mr. Reddy or Ms. Janzen on January 2, 2021 would not have been a qualified retirement under the terms of any of their outstanding time-based or performance-based restricted stock unit awards.
Except as provided in the restricted stock unit agreements, or in the event that any of the named executive officers’ employment is terminated due to death or disability, by the executive voluntarily (including by retirement) or without “good reason,” or by the Company “for cause,” the Company is only obligated to pay the executive his or her salary, fringe benefits and accrued but unused vacation through the date of termination.
Executive Officer Stock Ownership Guidelines
On May 16, 2019, the Compensation Committee established formal Company Stock Ownership Guidelines for our executive officers in order to more formally align their interests with the long-term interests of our stockholders. Under the Executive Officer Stock Ownership Guidelines, the Chief Executive Officer is expected to own shares of our common stock with a market value equal to at least five times his base salary, and each other executive officer is expected to own shares of our common stock with a market value equal to at least two times such executive officer’s base salary. If an executive officer’s stock ownership is below the applicable requirement, he or she must hold all shares of our stock, including shares received by such executive officer upon the vesting of any equity awards, until the applicable requirement is met. Shares included for purposes of determining whether an executive has met his or her stock ownership requirement include (1) shares owned outright, (2) shares held in retirement accounts, and (3) unvested time-based restricted stock.

DIRECTOR COMPENSATION FOR 2021
The following table sets forth the compensation for each member of the Board for fiscal 2021, other than Mr. Gibson, who is the President and Chief Executive Officer of the Company, and Mr. Lewis, the former Chief Executive Officer of the Company. The compensation for each of these persons is reported above in the 2021 Summary Compensation Table.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Karel K. Czanderna	80,000	114,978	—	194,978
Dominic DiNapoli	95,000	114,978	—	209,978
Kim S. Fennebresque	130,000	159,999	—	289,999
J. David Smith	95,000	114,978	—	209,978
Carol B. Yancey(3)	85,000	114,978	—	199,978

(1)
Our directors who are not employees of the Company receive an annual director’s retainer fee that consists of both a cash component and an equity component, as further described below. All directors, including those directors who are employed by the Company, are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at Board and committee meetings.

For fiscal 2021, the Board approved the following director compensation arrangements: (i) each non-employee director other than our Chairman of the Board receives an annual cash retainer of $80,000 for their services as a director of the Company during fiscal 2021 and (ii) our current Chairman of the Board, Mr. Fennebresque, receives an annual cash retainer of $130,000 for his services as Chairman and a director of the Company during fiscal 2021. In addition, for fiscal 2021, the Chairperson of our Audit Committee receives an additional annual cash retainer of $30,000, the Chairperson of our Compensation Committee receives an additional annual cash retainer of $15,000, and the Chairperson of our Nominating and Governance Committee receives an additional annual cash retainer of $15,000, in each case, for their service as the Chairperson on such committee.
(2)
For fiscal 2021, each non-employee director also received an annual equity award in time-based restricted stock units. To encourage directors to have a meaningful ownership stake in the Company during their tenure on the Board, the outstanding restricted stock units vest one year from the grant date. Prior to 2021, when the units vested, the underlying stock was not delivered to the director until thirty days after the earlier of (i) such director’s retirement from the Board or (ii) ten years from the date of grant. However, given that directors are subject to stock ownership guidelines which require them to hold minimum amounts of Company stock, the Compensation Committee has determined that beginning in 2021 restricted stock unit grants to non-employee directors will both vest and settle in shares of Company stock one year from the grant date. For fiscal 2021, each non-employee director received approximately $115,000 in time-based restricted stock units, and Mr. Fennebresque received an additional approximately $45,000 in time-based restricted stock units for his service as Chairman of the Board. The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. These awards consisted of restricted stock units, granted on May 21, 2021, with a one-year vesting term. The grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.

(3)
Ms. Yancey joined the Board in February 2021 and became Audit Committee Chair in second quarter 2021. Fees paid were prorated accordingly.

Director Stock Ownership Guidelines
On August 28, 2018, the Nominating and Governance Committee established formal Company Stock Ownership Guidelines for our non-employee directors in order to more formally align their interests with the long-term interests of our stockholders. Under the Stock Ownership Guidelines, each non-employee director is expected to own shares of common stock with a market value equal to at least three times the cash component of the annual Board retainer. Each director is expected to satisfy these guidelines (1) within five years of joining the Board or (2) by August 28, 2023, whichever is later.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.BlueLinxCo.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting and expressing an opinion on the conformity of those financial statements and internal control over financial reporting with United States generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee held nine meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting and review the change in the registered accounting firm from BDO to EY. The Audit Committee discussed these matters with the Company’s management, appropriate financial personnel and the independent registered public accounting firm. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended January 1, 2022, with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
Based on the reports and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended January 1, 2022, for filing with the SEC.
Respectfully Submitted by:
The Audit Committee of the
Board of Directors:
Carol B. Yancey, Chairperson
Karel K. Czanderna
Dominic DiNapoli
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent this information is specifically incorporated by reference and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval or Ratification of Related Person Transactions
The charter of the Nominating and Governance Committee provides that it shall review and approve or ratify all transactions or relationships involving the Company and a Board member or an officer of the Company who is subject to Section 16 of the Exchange Act. To assist with this review process, in November 2018, the Board adopted a written policy on related person transactions for directors and executive officers that provides procedures for the review and approval or ratification of certain transactions in which a related person has or will have a direct or indirect material interest. Under our policy, a related person includes (1) directors and executive officers of the Company, (2) any beneficial owner of greater than 5% of any class of the Company’s voting securities, (3) any immediate family member of any of the foregoing or (4) any entity in which any of the foregoing acts as an officer, general partner or otherwise controls or holds a 10% ownership interest. While the policy covers related person transactions in which the amount involved exceeds $5,000, the policy provides that only related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by applicable securities laws and regulations. Prior to entering into a transaction with the Company, directors and executive officers are required to advise the Corporate Secretary of any transaction that could reasonably constitute a related person transaction. In order to assist in identifying potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. In addition, information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees and others through our Business Conduct and Ethics Hotline.
If a related person transaction is identified by the legal department, we present the transaction to the Nominating and Governance Committee (or, if so determined by the committee, the disinterested members of the Board) for review and approval or ratification. In evaluating related person transactions, our Nominating and Governance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Nominating and Governance Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.
For fiscal 2021, there were no related person transactions for which disclosure was required.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICAL CONDUCT
To help discharge its responsibilities, our Board has adopted Corporate Governance Guidelines on significant corporate governance issues. Our Corporate Governance Guidelines also provide for an annual self-evaluation by the Board of itself and its committees to determine whether they are functioning effectively.
We also have a Code of Ethical Conduct that sets the standard for ethics and compliance for all employees and officers as well as members of our Board. Among other things, our Code of Ethical Conduct provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our Code of Ethical Conduct, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action. Any amendment to or waiver of our Code of Ethical Conduct for any Board member, our Chief Executive Officer, our Chief Financial Officer as well as any other executive officer will be disclosed on our website, www.BlueLinxCo.com.
Our current Corporate Governance Guidelines was last updated in September 2019 and our current Code of Ethical Conduct was updated in August 2021. Each may be found on our website, www.BlueLinxCo.com. Additionally, our Corporate Governance Guidelines and Code of Ethical Conduct are available in print to any stockholder who requests them by writing to BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067.

PROHIBITION ON HEDGING AND PLEDGING
Our Insider Trading Policy prohibits all directors, officers, and employees from engaging in hedging or monetization transactions, such as collars, equity swaps, prepaid variable forwards, and exchanging funds with respect to our common stock. Those transactions allow the director, officer, or employee to continue to own covered securities but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objective as other stockholders. In addition, our policy prohibits all directors, officers and employees from holding our securities in a margin account or pledging our securities as collateral for a loan or other obligation.
DELINQUENT SECTION 16(A) REPORTS
Section 16(A) of the Exchange Act and related regulations require our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on a review of the ownership reports filed since January 1, 2021 and written information from our directors and executive officers, we believe the required reports were timely filed except for (i) a Form 4 for Mr. Gibson with respect to the equity grant to him in connection with his hiring in June 2021, and (ii) a Form 3 for Michael Wilson in connection with his promotion to Senior Vice President in May 2021.
SUBMISSION OF STOCKHOLDER PROPOSALS
We currently expect to hold our 2023 annual meeting of stockholders in May 2023. If you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 22, 2022. Proposals should be addressed to our principal executive offices, BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act. To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.
In addition to stockholder proposals needing to comply with applicable laws, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2023 annual meeting must give us timely written notice under our bylaws. Copies of our bylaws are available on our website at www.BlueLinxCo.com and are available to stockholders free of charge on request to our principal executive offices, BlueLinx Holdings Inc., Attn: Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. To be timely, notice must be delivered to our Corporate Secretary before February 19, 2023, but no earlier than January 20, 2023; provided, that, in the event the date of the 2023 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be delivered not later than the 90th day before the 2023 annual meeting or, if later, 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
DELIVERY OF PROXY MATERIALS
To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will continue to receive separate proxy cards based on their registered ownership of our common stock. Any stockholder sharing such an address who does not receive an individual proxy statement and annual report may write or call us as specified below, and we will promptly send the materials to the stockholder at no cost. For future meetings, a stockholder may request separate copies of our proxy statement and annual report, or request that we only send one set of these materials if the stockholder is receiving multiple copies, by writing to the Board of Directors, in care of our Corporate Secretary, BlueLinx Holdings Inc., c/o Corporate Secretary, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067, or by telephoning the Company at 770-953-7000.

FORM 10-K
Our Form 10-K for fiscal 2021, which is part of our Annual Report to Stockholders, including the financial statements and a list of exhibits, is enclosed with this proxy statement. Copies of exhibits filed with our Form 10-K are available upon written request without charge. Requests should be sent to BlueLinx Holdings Inc., Attn: Investor Relations, 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. They are also available, free of charge, at the SEC’s website, www.sec.gov.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH
AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000547512_1 R1.0.0.24 For Withhold For All All All Except The Board of Directors recommends you vote FOR all of the following director nominees: 1. Election of Directors Nominees 01) Dwight Gibson 02) Dominic DiNapoli 03) Kim S. Fennebresque 04) Mitchell B. Lewis 05) J. David Smith 06) Carol B. Yancey BLUELINX HOLDINGS INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. PO BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022. 3. Proposal to approve the non-binding, advisory resolution regarding the executive compensation described in the proxy statement. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Yes No Please indicate if you plan to attend this meeting

_2 R1.0.0.24 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The @materials is/are available at
www.proxyvote.com BLUELINX HOLDINGS INC. Annual Meeting of Stockholders May 19, 2022, 11:00 A.M. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Dwight Gibson and Shyam K. Reddy, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of BlueLinx Holdings Inc. held of record by the undersigned on March 25, 2022, at the Annual Meeting of Stockholders of BlueLinx Holdings Inc. to be held at the Hyatt Regency Hotel, 2999 Windy Hill Road, Marietta, Georgia 30067 on May 19, 2022, at 11:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. The Board of Directors recommends voting FOR each of the nominees for director in Proposal 1, and FOR Proposals 2 and 3. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made when the duly executed proxy is returned, this proxy will be voted FOR all the Board’s nominees for director in Proposal 1, and FOR Proposals 2 and 3. The undersigned understands that this proxy confers discretionary authority with respect to the matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. Continued and to be signed on reverse side